SENIOR SECURED NOTE PURCHASE AGREEMENT

THIS SENIOR SECURED NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June __, 2008, among PROELITE, INC., a New Jersey corporation (the “Company”), and Showtime Networks, Inc. (“Purchaser”).

RECITALS

WHEREAS, the Company has authorized the sale to Purchaser of a Senior Secured Note in the form of Exhibit A hereto in the principal amount of $3,500,000 (as amended, supplemented or otherwise modified from time to time, the “Note”);

WHEREAS, the Company wishes to issue Purchaser a warrant in the form of Exhibit B hereto (as amended, restated, modified and/or supplemented from time to time, a “Warrant”) to purchase One Hundred Thousand (100,000) shares of the Common Stock (subject to adjustment as set forth therein) in connection with Purchaser’s purchase of the Note;

WHEREAS, Purchaser desires to purchase the Note and Warrant on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Note and Warrant to Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, concurrently with the execution herewith, the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the Note and Warrant for an aggregate purchase price of $3,000,000.

2. Closing, Delivery and Payment.

2.1 Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof at such time or place as the Company and the Purchasers may mutually agree.

2.2 Delivery.

(a) At the Closing the Company will deliver to Purchaser (i) the Note, and (2) the Warrant.

(b) At the Closing Purchaser will deliver to the Company $3,000,000 by wire transfer.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement, (ii) the Note, (iii) the Warrant and (iv) the Security Agreement dated as of the date between the Company and Purchaser (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”); (the preceding clauses (ii) through (iv), collectively, the “Related Agreements”); (2) issue the shares of the common stock issuable upon exercise of such Warrant (the “Warrant Shares”); and (3) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company (a “Material Adverse Effect”).

3.2 Authorization; Binding Obligations. All corporate action on the part of the Company necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and under the other Related Agreements at the Closing, and the authorization, sale, issuance and delivery of the Notes has been taken or will be taken prior to the Closing. This Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable or legal remedies.

3.3 SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it (the “Exchange Act Filings”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each Exchange Act Filing was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the Exchange Act Filings, nor the financial statements (and the notes thereto) included in the Exchange Act Filings, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4 Liabilities. The Company does not have any liabilities, except liabilities incurred in the ordinary course of business and liabilities disclosed in any of the Exchange Act Filings made prior to the date of this Agreement.

3.5 Changes. Except as set forth on Schedule 3.5 or as disclosed in any Exchange Act Filings:

(a) Since March 31, 2008 (the “Balance Sheet Date”), the Company has not: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person or entity not in excess, individually or in the aggregate, of $100,000, other than in the ordinary course of business; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its assets in the ordinary course of business.

(b) Since the Balance Sheet Date, there has not been any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6 Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 3.6, the Company has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (each for the foregoing, a “Lien”), other than the following (each a “Permitted Encumbrance”):

(a) those in favor of the Purchaser;

(b) those in favor of Showtime Network, Inc. arising pursuant to that certain promissory note dated December 17, 2007 in the principal amount of $1,822,086;

(c) those resulting from taxes which have not yet become delinquent;

(d) minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, so long as in each such case, such Liens have no effect on the Lien priority of the Purchaser, in such property;

(e) those that have otherwise arisen in the ordinary course of business of the Company, so long as they have no effect on the Lien priority of the Purchaser in any of the Collateral (as defined in the Security Agreement); and

(f) Liens on all or any portion of the Collateral (as defined in the Security Agreement) which secure Additional Indebtedness; provided, however, that (i) any such Lien shall be granted pursuant to a security agreement in form and substance satisfactory to the Purchaser and (ii) prior to the granting of any such Lien, each holder of such Additional Indebtedness shall enter into an intercreditor agreement with the Purchaser, in form and substance satisfactory to the Purchaser.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company which are material to the business of the Company or any of its subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 3.6, the Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.7 Patriot Act. The Company certifies that, to the best of Company’s knowledge, the Company has not been designated, and is not or shall not be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and covenants that, to the best of the Company’s knowledge: (i) none of the cash or property that the Company will pay to Purchaser or will contribute to Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to Purchaser, to the extent that they are within the Company’s control shall cause Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Company shall promptly notify the Purchaser if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its subsidiaries. The Company shall provide Purchaser all additional information regarding the Company that Purchaser reasonably determines to be necessary to ensure compliance with all applicable laws concerning money laundering and similar activities.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

4.2 Investment Representations. Purchaser understands that the Note, the Warrant and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933, as amended (the “Securities Act”) based in part upon Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Purchaser confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s business, management and financial affairs and the terms and conditions of the Note, the Warrant and the Warrant Shares.

4.3 Acquisition for Own Account. Such Purchaser is acquiring the Note, the Warrant and the Warrant Shares for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

4.4 Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

4.5 Legends.

(a) The Note shall bear substantially the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR THE PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE HOLDERS, UPON REQUEST, THE ISSUE PRICE, THE AMOUNT OF THE OID, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE.”

(b) The applicable Warrant Shares shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC or such legend is no longer required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”

(c) The applicable Warrant shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”

4.6 Patriot Act. Purchaser certifies that, to the best of Purchaser's knowledge, Purchaser has not been designated, and is not or shall not be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Purchaser hereby acknowledges that the Company seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Purchaser hereby represents, warrants and covenants that, to the best of the Purchaser’s knowledge: (i) none of the cash or property that Purchaser will pay to the Company or will contribute to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Purchaser to the Company, to the extent that they are within Purchaser’s control shall cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Purchaser shall promptly notify the Company if any of these representations, warranties or covenants ceases to be true and accurate regarding Purchaser or any of its subsidiaries. Purchaser provide the Company all additional information regarding Purchaser that the Company reasonably determines to be necessary to ensure compliance with all applicable laws concerning money laundering and similar activities.

5. Covenants of the Company. The Company covenants and agrees with Purchaser as follows:

5.1 Use of Funds. The Company shall use the proceeds of the sale of the Note and Warrant for general working capital purposes only.

5.2 Required Approvals. Without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) the Company shall not:

(a) (i) directly or indirectly declare or pay any dividends, (ii) issue any preferred stock that is mandatorily redeemable prior to the date that occurs 91 days after the Maturity Date (as defined in each Note) or (iii) redeem any of its preferred stock or other Equity Interests;

(b) liquidate or dissolve the Company;

(c) (i) create, incur, assume or suffer to exist any Lien (other than Permitted Encumbrances) or Indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment in each case incurred the ordinary course of business) whether secured or unsecured other than (w) the Company’s obligations owed to Purchaser, (x) Indebtedness existing as of the date hereof and any refinancings or replacements thereof on terms no less favorable to the Purchasers than the Indebtedness being refinanced or replaced and in a principal amount not in excess of the principal amount of the Indebtedness being refinanced or replaced, (y) any Indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the Indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of the Company or any of its subsidiaries and the principal amount thereof shall not exceed the principal amount of the Indebtedness being refinanced or replaced ; and (z) up to $3,500,000 of additional Indebtedness (the “Additional Indebtedness”), provided that (A) Purchaser shall have the right to approve or disapprove, in its sole discretion, any prospective provider of Additional Indebtedness, and (B) any and all Additional Indebtedness incurred shall be purchasable by Purchaser or the Company at any time, regardless of maturity date or default and without any penalty or premium, at the outstanding amount of the Additional Indebtedness plus any interest accrued thereon and shall provide that Purchaser shall have the sole power to exercise remedies upon a default of any Additional Indebtedness, or (ii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by the Company thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of Indebtedness of subsidiaries of the Company otherwise permitted to be outstanding pursuant to this clause (c);

As used in this Section 5.2, the following terms have the following meanings:

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale/leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Contractual Obligation” means, with respect to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, units, participations or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC (or any successor thereto) under the Exchange Act).

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money (including, without limitation, all principal, interest, fees and charges relating thereto), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, and (g) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (g) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
5.3 Authorization and Reservation of Shares. The Company shall at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the Warrant.

5.4 Minimum Bank Balance The Company shall, at all times maintain at least $550,000 of unrestricted funds with a nationally recognized financial institution.

6. Covenants of the Purchaser. Purchaser covenants and agrees with the Company as follows:

6.1 Confidentiality. No Purchaser will disclose, nor will it include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

6.2 Limitation on Acquisition of Common Stock of the Company. Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions entered into by the Purchaser and the Company (and/or subsidiaries or affiliates of the Company), the Purchaser (and/or subsidiaries or affiliates of the Purchaser) shall not acquire stock in the Company (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Company, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by the Company to a Non-U.S. Purchaser not to qualify as “portfolio interest” within the meaning of Section 871(h)(2) or Section 881(c)(2) of the Internal Revenue Code, by reason of Section 871(h)(3) or Section 881(c)(3)(B) of the Internal Revenue Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Internal Revenue Code (the “Stock Acquisition Limitation”). The Stock Acquisition Limitation shall automatically become null and void with respect to the Purchaser, without any notice to the Company, on and after the first date upon which the Purchaser and each of its Affiliates which qualify as a Non-U.S. Purchaser no longer owns any indebtedness (including, without limitation, principal, interest, fees and charges) of the Company.

7. Miscellaneous.

7.1 Expenses. Each party shall pay all the costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement; provided, however, that the Company shall reimburse Purchaser for amounts paid to outside counsel (but not to exceed $30,000) in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements, or any other agreements with respect to the issuance of Additional Indebtedness; and

7.2 Governing Law. THIS AGREEMENT AND THE RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Each party hereto hereby irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts of the State of California for the limited purpose of any action or proceeding to interpret or enforce this Agreement, and further agrees that any action arising solely from or relating solely this Agreement shall be instituted and prosecuted only in the courts of the State of California located in the County of Los Angeles, and hereby waives any rights it may have to personal service of summons, complaint or other process in connection therewith, and agrees that service may be made by registered or certified mail to such party at its principal headquarters.

7.3 Severability. Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

7.4 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby to the extent provided therein. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument. All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Note and the making and repayment of the obligations arising hereunder, under the Note and under the other Related Agreements.

7.5 Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Note or the Warrant Shares from time to time, other than the holders of Common Stock which has been sold by any Purchaser pursuant to Rule 144 or an effective registration statement. Purchaser may assign any or all of the Obligations (as defined in the Security Agreement) to any person or entity and any such assignee shall succeed to all of such Purchaser’s rights with respect thereto; provided that the Purchaser shall not be permitted to assign its rights hereunder or under any Related Agreement to a direct competitor of the Company unless an Event of Default (as defined in each Note) has occurred and is continuing. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Purchaser. All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of the Company.

7.6 Entire Agreement. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.7 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.

7.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Company, to:	ProElite, Inc. 12121 Wilshire Boulevard, Suite1001 Los Angeles, CA 90025 Attention: Charles F. Champion Facsimile: (310) 526-8740

with a copy to:	Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP 10250 Constellation Blvd., 19th Floor Los Angeles, CA 90067 Attention: Jeffrey C. Soza Facsimile: (310) 556-2920

If to Purchaser:	Showtime Networks, Inc. 1633 Broadway New York, NY 10019 Attention: General Counsel Facsimile: (212) 708-1391

with a copy to:	CBS Corporation 51 W. 52nd St. New York, NY 10019 Attention: General Counsel Facsimile: (212) 975-4215

or at such other address as the Company or Purchaser may designate by written notice to the other parties hereto given in accordance herewith.

7.10 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12 Signatures; Counterparts. This Agreement may be executed by facsimile or electronic signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

7.13 Broker’s Fees. Except as set forth on Schedule 7.13 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.12 being untrue.

7.14 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

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IN WITNESS WHEREOF, the parties hereto have executed this SENIOR SECURED NOTE PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		PURCHASER:

PROELITE, INC.		SHOWTIME NETWORKS, INC.

By:	/s/ Charles Champion	By:	/s/ Joe Ianniello
	Name: Charles Champion		Name: Joe Ianniello
	Title: CEO		Title: Senior Vice President and Treasurer

Signature Page for Purchase Agreement

EXHIBIT A

FORM OF SENIOR SECURED NOTE

Exhibit A

EXHIBIT B

FORM OF WARRANT

Exhibit B